Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 3 to the Registration Statement (Form S-11 No. 333-157688) and related Prospectus of NorthStar Real Estate Income Trust, Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated March 28, 2011 with respect to the consolidated financial statements of NorthStar Real Estate Income Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010 filed with the Securities and Exchange Commission.
/s/ GRANT THORNTON LLP
New York, New York
April 22, 2011